Exhibit 8.2

February 22, 2023

The Board of Directors of

Surrey Bancorp

145 N. Renfro Street

Mount Airy, NC 27030

Re:	Agreement and Plan of Merger, dated as of November 17, 2022 (the "Agreement") by and between First Community Bankshares, Inc. (the "Purchaser") and Surrey Bancorp (the "Company")

United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have served as counsel to the Company in connection with the Agreement, pursuant to which it is contemplated that the Company will, subject to the terms and conditions set forth therein, merge with and into the Purchaser (the "Merger"), so that the Purchaser is the surviving corporation in the Merger, as more fully described in the Proxy Statement-Prospectus, which constitutes a part of the Registration Statement on Form S-4 filed by the Purchaser with the Securities and Exchange Commission, as amended or supplemented through the date hereof (the "Registration Statement"). The opinion set forth herein concerning certain Federal income tax consequences is being rendered at your request pursuant to Section 6.1(f) of the Agreement, and in connection with the Registration Statement. All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

Under the Agreement, immediately prior to the Effective Time, other than the Excluded Shares, all of the issued and outstanding shares of Company Common Stock and Company Class A Common Stock shall automatically convert into the right to receive, without interest, 0.7159 shares of Purchaser Common Stock. In addition, under the Agreement, at the Effective Time, all Unvested Company Restricted Stock shall fully vest in accordance with the terms of the Company Restricted Stock Plan and the applicable award agreement and automatically convert into the right to receive, without interest, 0.7159 shares of Purchaser Common Stock. In each case, cash will be paid in lieu of fractional shares of Purchaser Common Stock.

In providing our opinion, we have examined such other records, documents, and other instruments as we have deemed appropriate for the purposes of this letter, and, with your permission, have examined and relied on the representations and warranties contained in and the facts described in (i) the Agreement, (ii) the Registration Statement, and (iii) certain written representations and covenants of the Company and the Purchaser in letters addressed to this firm dated February 22, 2023, concerning the Merger (the "Company Certificates").

In providing our opinion, solely with respect to matters concerning the laws of the Commonwealth of Virginia, we have examined, and, with your permission, relied upon the statements described in the opinion delivered by Bowles Rice LLP pursuant to Section 6.1(f) of the Agreement.

February 22, 2023

In rendering our opinion, we have also relied, with your consent, upon the following assumptions:

(1)

The factual statements and representations described above, as well as those contained in the Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made "to the knowledge" of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications.

(2)	The Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger.

(3)

The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(4)	Other than the Agreement, there are no understandings or agreements between or among the parties or their affiliates that bear directly or indirectly on the Merger.

(5)

The Company and the Purchaser, as applicable, will report the Merger on their Federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the IRC.

(6)

All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possessed the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering our opinion is incorrect.

February 22, 2023

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this letter, we are of the opinion that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC, and (ii) the Company and the Purchaser will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

The foregoing opinion is being furnished solely for the purpose referred to in the first paragraph of this letter. The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.

The foregoing opinion is effective as of the date hereof; it is based on current provisions of the IRC and Treasury regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinion set forth herein.

An opinion of counsel is not binding upon the IRS or the courts. There can be no assurance that the IRS will agree with the opinion set forth herein, or that if challenged by the IRS, the opinion will be sustained by the court.

We hereby consent to the inclusion of this form of letter as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP
Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP